Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Financial, Inc.:

We consent to the use of our report on the combined balance sheet of Fidelity National Financial Ventures Operations as of December 31, 2015, and the related combined financial statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2015 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida

June 22, 2017